Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement of CECO Environmental Corp. on Form S-4 (File No. 333-188797) of our report dated March 21, 2013, with respect to our audits of the consolidated financial statements and related consolidated financial statement schedule of Met-Pro Corporation as of January 31, 2013 and 2012 and for each of the years in the three year period ended January 31, 2013 and our report dated March 21, 2013 with respect to our audit of the effectiveness of internal control over financial reporting of Met-Pro Corporation as of January 31, 2013 appearing in the Annual Report on Form 10-K of Met-Pro Corporation for the year ended January 31, 2013. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Bala Cynwyd, PA

July 3, 2013